Exhibit 99.1

Sarepta Investor and Media Contact:

Erin Cox

425.354.5140

ecox@sareptatherapeutics.com

Sarepta Therapeutics Names Sandy Mahatme Senior Vice President, Chief Financial Officer and Ty Howton Senior Vice President, General Counsel

CAMBRIDGE, MA, November 5, 2012 — Sarepta Therapeutics, Inc. (NASDAQ: SRPT), a developer of innovative RNA-based therapeutics, announced the appointment of Sandesh “Sandy” Mahatme, senior vice president, chief financial officer, and David Tyronne “Ty” Howton, senior vice president, general counsel, effective today.

“Both Sandy and Ty bring a considerable breadth of experience to Sarepta gained from their senior roles at industry-leading biotechs,” said Chris Garabedian, Sarepta’s president and CEO. “They provide tremendous strength to Sarepta’s executive team in dealing with the financial, legal, and corporate development activities associated with a growth biotech company as we bring eteplirsen through late-stage development and commercialization.”

Mr. Mahatme joins Sarepta from Celgene Corporation where he served in various roles including senior vice president of Corporate Development, Corporate Treasurer and senior vice president of Tax since 2006. While at Celgene, Mr. Mahatme was instrumental in building Celgene’s Treasury and Tax functions before establishing the Corporate Development department, focused on strategic, targeted initiatives including emerging markets, acquisitions and licensing and strategic planning. Prior to Celgene, Mr. Mahatme worked for Pfizer Inc. for eight and a half years in senior roles in Business Development and Corporate Tax. Mr. Mahatme started his career at Ernst & Young where he advised multinational corporations on a broad range of transactions. Mr. Mahatme holds Master of Laws (LL.M.) degrees from Cornell Law School and NYU School of Law and is a member of the New York State Bar Association.

Mr. Mahatme commented, “Sarepta has great potential to build a successful independent biotech company on the strength of eteplirsen for Duchenne muscular dystrophy and I will be focused on ensuring that the company is well positioned financially to advance the program forward.”

Mr. Howton joins Sarepta from Vertex Pharmaceuticals where he was the senior vice president, chief legal officer and a member of the executive team. In that capacity, Mr. Howton participated in the general management of the company and oversaw all aspects of the Vertex global legal and compliance departments. Prior to his appointment as chief legal officer in 2011, Mr. Howton served as the chief compliance officer and was responsible for designing and implementing the Vertex corporate compliance program as well as chairing the company’s Corporate Compliance Committee. Mr. Howton joined Vertex in 2009 from Genentech where he served in a number of legal roles before becoming the company’s chief healthcare compliance officer. Prior to joining Genentech Inc. in 2003, Mr. Howton was a member of the Sidley Austin LLP corporate healthcare practice where he advised on corporate transactions involving life science companies and provided regulatory counsel. Mr. Howton holds a B.A. from Yale University and a J.D. from Northwestern University School of Law.

Mr. Howton commented, “I’m excited to become a part of the Sarepta management team and to prepare the company for further success with its proprietary RNA technology platform. There is the potential to build a pipeline of additional products and to facilitate partnerships across a variety of disease areas.”

About Sarepta Therapeutics

Sarepta Therapeutics is focused on developing first-in-class RNA-based therapeutics to improve and save the lives of people affected by serious and life-threatening rare and infectious diseases. Sarepta’s diverse pipeline includes its lead program eteplirsen, for Duchenne muscular dystrophy, as well as potential treatments for some of the world’s most lethal infectious diseases. Sarepta aims to build a leading, independent biotech company dedicated to translating its RNA-based science into transformational therapeutics for patients who face significant unmet medical needs. For more information, please visit us at www.sareptatherapeutics.com.

Forward-Looking Statements and Information

In order to provide Sarepta’s investors with an understanding of its current results and future prospects, this press release contains statements that are forward-looking. Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Words such as “believes,” “anticipates,” “plans,” “expects,” “will,” “intends,” “potential,” “possible” and similar expressions are intended to identify forward-looking statements. These forward-looking statements include statements about the development of Sarepta’s product candidates, the expected timing of results from the extension study of eteplirsen, the potential for the creation of novel dystrophin to lead to clinically meaningful benefits over a longer course of treatment with eteplirsen and Sarepta’s estimates regarding its future revenue and expenses and expectations regarding future success, revenue and funding from government and other sources.

These forward-looking statements involve risks and uncertainties, many of which are beyond Sarepta’s control. Known risk factors include, among others: clinical trials may not demonstrate safety and efficacy of any of Sarepta’s drug candidates and/or Sarepta’s antisense-based technology platform; development of any of Sarepta’s drug candidates may not result in funding from the U.S. government in the anticipated amounts or on a timely basis, if at all; and any of Sarepta’s drug candidates may fail in development, may not receive required regulatory approvals, or be delayed to a point where they do not become commercially viable.

Any of the foregoing risks could materially and adversely affect Sarepta’s business, results of operations and the trading price of Saretpa’s common stock. For a detailed description of risks and uncertainties Sarepta faces, you are encouraged to review the official corporate documents filed with the Securities and Exchange Commission. Sarepta does not undertake any obligation to publicly update its forward-looking statements based on events or circumstances after the date hereof.